Exhibit 99.1
Investor Relations/Media Contact: ICR, LLC Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE OBTAINS NEW THREE YEAR $10 MILLION SECURED
TERM LOAN FROM KEYBANK

NEW YORK--(BUSINESS WIRE)—October 16, 2012--CapLease, Inc. (NYSE: LSE) announced today that it has obtained a new three year $10 million secured term loan from KeyBank National Association.  Proceeds from the new term loan were used to replace and terminate the Wells Fargo borrowing facility that was scheduled to mature in June 2013.

The new term loan includes two successive one year extension options that will allow the company to further extend the loan until October 2017, and is secured principally by fully amortizing mortgage notes on various real properties owned by CapLease.  Debt service on those notes is funded directly by rent paid by the tenant, and is scheduled to fully amortize the outstanding principal balance of the KeyBank loan through the extended maturity date.

Paul McDowell, Chairman and Chief Executive Officer, stated, “Through this new term loan, we continue to significantly extend debt maturities, and have converted this borrowing to effectively a fully amortizing five year term facility.  By obtaining this new loan from KeyBank, we have established a new lending relationship for CapLease that we expect to cultivate and grow over time as we continue to refinance and extend maturing debt.”

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.